PEABODY ENERGY News Release

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Vic Svec

+1 (314) 342-7768

FOR IMMEDIATE RELEASE
5 April 2010

PEABODY ENERGY RAISES BID FOR MACARTHUR COAL

ST. LOUIS, 5 April – Peabody Energy (NYSE: BTU) today submitted a revised proposal to acquire a controlling interest in Macarthur Coal Limited (ASX: MCC). Under Peabody’s revised non-binding proposal, Macarthur shareholders would receive a cash price of A$14.00 per share. This represents:

•	a 44% premium to A$9.70 per share, the price at which Macarthur agreed to issue shares to Noble Group in relation to the Gloucester takeover offer (and provide board representation);

•	a 39% premium to A$10.04 per share, the closing share price of Macarthur on 25 February 2010, just prior to the release of the Lonergan Edwards Independent Expert’s Report;

•	up to a 42% premium to the valuation range for Macarthur determined by the Independent Expert, based on a 100% controlling interest; and

•	a 22% premium to A$11.48 per share, which was the 30-day volume-weighted average share price through 30 March 2010, when Macarthur announced Peabody’s original proposal.

Peabody has also reduced the conditionality of the proposal. While Peabody continues to offer alternatives to the three major shareholders to retain their original interest in Macarthur, Peabody’s offer is not contingent on their commitment provided the Macarthur Board supports our proposal.

Peabody today repeated its request to the Macarthur Board to delay its 12 April 2010 shareholders’ meeting, so that its shareholders may have the opportunity to consider Peabody’s proposal and realize a cash premium for their shares.

If the 12 April 2010 meeting proceeds and the resolution is approved, it will mean the Gloucester takeover offer and associated transactions with Noble Group are likely to proceed, in which case Noble Group will receive shares at a significant discount to the current price and Peabody’s proposal will lapse. Macarthur shareholders would then lose any potential opportunity to benefit from Peabody’s proposal.

Peabody believes the takeover offer for Gloucester and the associated transactions with Noble Group are not in the best interests of Macarthur shareholders. In particular, Peabody believes:

•	Macarthur is paying too much for Gloucester. Based on Peabody’s indicative offer price, Macarthur’s offer for Gloucester is valued at nearly A$1 billion. This is more than 40% higher than the mid point of the Independent Expert’s valuation of Gloucester and 26% above the top end of the valuation range determined by the Independent Expert. It would result in Gloucester’s shareholders receiving the majority of the benefits of the transaction;

•	Noble Group will receive Macarthur shares at a significant discount, becoming its largest shareholder and holding a position of significant influence. Macarthur is proposing to issue shares to Noble Group at A$9.70 per share; Peabody’s proposal is 44% above this price;

•	While the Independent Expert appointed by Macarthur concluded that the proposed issue of shares to Noble Group was reasonable, it also determined the offer was not fair based on a relative valuation assessment. Peabody believes that Noble Group’s proposed ownership interest in Macarthur would provide a blocking stake, further reducing the likelihood of any future premium offer for Macarthur shares.

Peabody believes its proposal is superior. Peabody’s indicative offer price of A$14.00 per share is more than 12% above the highest value for Macarthur that was determined by the Independent Expert, on a 100% controlling interest basis.

Peabody continues to urge Macarthur’s board to delay the 12 April shareholders meeting to provide its shareholders the opportunity of making an informed choice between proceeding with the Gloucester takeover offer and associated transactions with Noble Group, or endorsing a proposal from Peabody that would deliver a cash premium for their shares. Peabody believes it is in the best position to deliver a superior outcome for Macarthur shareholders.

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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect results include those described in this press release as well as risks detailed in the company’s reports filed with the Securities and Exchange Commission.